Exhibit 99.1

SHAREHOLDER NEWS

Bank First CORPORATION

FEBRUARY 2021

MESSAGE FROM THE CEO



MIKE MOLEPSKE

To our shareholders,

2020 is a year that will be remembered by generations to come. The pandemic and the economic chaos that ensued impacted the health and financial well-being of many people we know. As an essential business, the employees at Bank First worked incessantly last year to serve our customers and communities. The strong financial foundation that has been built at Bank First gave our employees the tools and resources needed to meet the challenges of 2020. Our Vision Statement states, "We will sustain our independence by remaining the top performing provider of financial services in Wisconsin."

Last month, I received an email from a co-worker in loan processing thanking me for the additional special bonus we paid to the bank's non-officers in recognition of their hard work and eagerness to assist our customers during the pandemic. In that email I was asked, what exactly does "top performing bank" mean?

After reading the question, I paused and reflected on those words. There are so many ways to define "top performing", including many that are out of our control such as moves in our stock price. The bank's Board of Directors rewards our employees with an annual profit-sharing contribution to their retirement account based on three key metrics. These are the same measures we use to determine the annual bonuses for the senior management team.

These metrics are how we measure the success of Bank First. They include return on average assets, assets per employee, and earnings per share. To ensure that management does not take excessive risks to achieve the goals set in these three areas, we employ several triggers which must be maintained before any profit sharing or bonuses are paid. These triggers include maintaining strong asset quality and positive relationships with our regulators.

First, return on assets measures our stewardship of Bank First and its assets. In 2020, we achieved a return on assets of 1.52% which was both the best in the bank's history and exceeded our long-term goal of reaching a return on assets of 1.50%. In other words, for every $100 of Bank assets, we made an after-tax profit of $1.52.

The second metric, assets per employee, is a measure of efficiency which is much easier to understand than the efficiency ratio utilized by industry analysts. It is a measure that is easily understood by our staff and can be used to measure the efficiency of individual branches. The bank reached another record in 2020 with the highest level of average assets per employee in its history, exceeding $8.3 million and eclipsing our long-term goal of $8.0 million.

Lastly, although our team of bankers cannot control the bank's stock price, they are the engine that grows earnings per share. We are confident that if we continue to grow earnings per share, our stock price will follow, which it has since we began building our present Senior Management Team in 2009. For the eleventh year in a row, Bank First had record earnings per share in 2020, reaching $5.07 per share.

We invite you to compare these measures of performance to any bank in the country. This exceptional performance is the direct result of our focus on living the bank's promise every day to serve and grow our relationships, support our communities, provide innovative products and services, and deliver value to our customers, employees and shareholders.

Mike

Michael B. Molepske,
CEO and President
(920) 652-3202

Bank First President Michael Dempsey announces plans for retirement



MICHAEL DEMPSEY

Bank First President Michael Dempsey recently announced his plans to retire from the bank in June of 2022. Over the next year, Dempsey will be transitioning his duties to Joan Woldt, EVP – Regional President. Upon his retirement, Mike Molepske will assume the title of President in addition to his current role as CEO of Bank First.

Dempsey joined the bank in June 2010 as Executive Vice President and Chief Operating Officer, and has served as the President of the bank since 2015. He is responsible for driving the bank to establish, achieve, and surpass sales, profitability, and business goals. He provides leadership and guidance to ensure the mission and core values of the organization are upheld. Dempsey became a director of Bank First Corporation and Bank First in 2014, and serves on the bank's Senior Management Team.

From 1994 to 2009, Dempsey served as Executive Vice President, Senior Credit Officer, and Regional

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Ticker: **BFC** | **www.BankFirstWI.bank**

2019 to 3.66% for 2020, representing one of the most resilient year-over-year NIM comparisons nationally during this timeframe. Total non-interest income was $23.5 million for 2020, compared to $12.6 million for 2019, an increase of $10.9 million, or 86.2%. Gains on sales of mortgage loans on the secondary market increased by 279.0% from $1.4 million during 2019 to $5.3 million during 2020, the result of a very robust retail lending environment. While these gains can be unpredictable from year-to-year, the resulting income that Bank First earns from servicing these sold loans continues into future years. Loan servicing income experienced an increase of $0.9 million, or 158.2% for 2020 compared to 2019. Income from service charges increased $1.5 million, or 42.7% year-over-year, the result of new markets from three acquisitions in a little more than three years. Finally, gains on sales of investments and our Chetek branch totaled $4.9 million during 2020, compared to $0.9 million in gains on sales of investments in 2019. Total non-interest expense increased by $10.6 million, or 24.8%, from $42.8 million in 2019 to $53.4 million in 2020. Once again, three acquisitions in a little over three years has led to increases in the areas of personnel expense, up 19.1%, occupancy and equipment, up 22.3%, data processing, up 22.3%, professional fees, up 35.2%, and amortization of intangible assets, up 53.0%. Beyond these areas, postage, stationery and supplies expense increased by 47.6% year-over-year due to expenses related to Bank First’s response to the COVID-19 pandemic. Finally, due to a surplus of liquidity that developed at the Company during 2020, $30.0 million in borrowings from the Federal Home Loan Bank were paid back prior to maturity, leading to a prepayment fee of $1.3 million, but saving the Company $1.7 million in interest expense over the next three years. The Company’s efficiency ratio for the year ended December 31, 2020 was 47.8%, improving from 51.3% for the year ended December 31, 2019. Total shareholders’ equity increased by 28.1% to $294.9 million at December 31, 2020, compared to $230.2 million at December 31, 2019. This $64.7 million increase in shareholders’ equity was accomplished through strong earnings and the positive impact of the Timberwood acquisition, offset by distributing $6.1 million to shareholders in dividends and utilizing another $4.4 million for share repurchases during 2020. FOURTH QUARTER KEVIN LEMAHIEU Chief Financial Officer (920) 652-3362 Total assets for the Company increased by 23.0% to $2.72 billion at December 31, 2020, compared to $2.21 billion at December 31, 2019. Loans grew by $455.1 million on a year-over-year basis, ending 2020 at $2.19 billion. Deposits grew by $477.7 million on a year-over-year basis, ending 2020 at $2.32 billion. Growth was amplified in these areas during 2020 by the acquisition of Tomah Bancshares, Inc. (“Timberwood”), which included $118.4 million in loans and $171.1 million in deposits. Noninterest-bearing demand deposits made up 31.2% of our overall core deposits at December 31, 2020, representing a low-cost source of funding for the loan portfolio. Earnings per share for the year ended December 31, 2020, was $5.07. This represents an increase of 29.7% compared to earnings per share of $3.91 during 2019. Net income was $38.0 million for the year ended December 31, 2020, compared to $26.7 million during 2019. As Mike mentioned in his “Message from the CEO”, this growth was the result of incredibly hard work by our dedicated team of bankers who rose to the challenge of 2020 and accomplished great things in support of our customers and communities. Net interest margin (“NIM”) was 3.84% for 2020, down from 3.95% during 2019. When the impacts of accounting rules for acquired loans and deposits are removed from Bank First’s reported NIM, the resulting core NIM actually increased from 3.58% for Cash Dividend approved a quarterly cash dividend of 2021, to shareholders of record as of Dempsey announces plans for retirement continued from previous page --President in a regional capacity at Associated Bank, and was a member of Associated Bank’s Corporate Executive Loan Committee, Corporate Pricing Committee, and Corporate Key Leadership Committee. Prior to his tenure at Associated Bank, Mike dedicated 17 years to Firstar Bank in a variety of regional capacities, including Senior Credit Officer, Senior Vice President, and Manager of the Fox Valley Regional Trust Division. “Mike has been extremely instrumental in growing the bank’s footprint in the Fox Valley region, as well as guiding us through our period of growth during recent mergers and acquisitions,” stated Mike Molepske. “We are grateful for his commitment to the bank and the communities we serve. While we wish him the best in his future retirement, we are very fortunate to utilize his expertise during this time of transition.” Dempsey stated, “Joining Bank First has been an exceptional experience. I share the organization’s deserving confidence in Joan, as she has been a large part of our success. The transition offers a natural evolution of leadership within the organization.” Quarterly Common Stock The Corporation’s Board of Directors $0.21 per common share. The dividend is payable on April 7, March 24, 2021. BFC Stock Repurchase Program Bank First has a stock repurchase program under which the Corporation may repurchase shares of outstanding BFC stock. Please contact Mike Molepske at (920) 652-3202. Shareholder Contact Information Questions about Bank First Corporation? Contact us at: Email: ir@bankfirstwi.bank Phone: (920) 652-3360

FINANCIAL PERFORMANCE

Consolidated Statements of Financial Condition

	12/31/2020	12/31/2019
	(In Thousands)	
ASSETS		
Cash, Cash Equivalents and Fed Funds Sold	$ 170,219	$ 86,452
Investment Securities	171,708	225,240
Other Investments	8,896	4,933
Loans, Net	2,173,802	1,724,947
Premises and Equipment	43,183	35,286
Other Assets	150,208	133,310
Total Assets	**$ 2,718,016**	**$ 2,210,168**
LIABILITIES		
Deposits	$ 2,320,963	$ 1,843,311
Securities Sold Under Repurchase Agreements	36,377	45,865
Borrowings	40,969	68,412
Other Liabilities	24,850	22,369
Total Liabilities	**$ 2,423,159**	**$ 1,979,957**
Total Shareholder Equity	**294,857**	**230,211**
Total Liabilities and Shareholder Equity	**$ 2,718,016**	**$ 2,210,168**

Consolidated Statements of Income

	12/31/2020	12/31/2019
	(In Thousands, Except Per Share Data)	
Total Interest Income	$ 100,700	$ 89,165
Total Interest Expense	13,865	19,498
Net Interest Income	86,835	69,667
Provision for Loan Losses	7,125	5,250
Net Interest Income After Provision for Loan Losses	79,710	64,417
Total Other Income	23,520	12,632
Total Operating Expenses	53,353	42,760
Income Before Provision for Income Taxes	49,877	34,289
Provision for Income Taxes	11,831	7,595
Net Income	**$ 38,046**	**$ 26,694**
Earnings Per Share: Basic	**$ 5.07**	**$ 3.91**
Earnings Per Share: Diluted	**$ 5.07**	**$ 3.87**

Key Financial Metrics

	12/31/2020	12/31/2019
YTD Return on Average Assets	1.52%	1.37%
YTD Return on Average Equity	14.33%	13.14%
Average Assets per Average FTE (in Thousands)	$ 8,320	$ 7,532
Net Interest Margin (YTD)	3.84%	3.95%
Full Time Equivalent - period end	314	284
Dividend Payout Ratio	16%	20%
Dividends Per Share (YTD)	$ 0.81	$ 0.80
Shares Outstanding - period end	7,709,497	7,084,728

Bank First announces new hire and promotion HAYLEY MARSCHKE has joined Bank First as a Retail Banker at the bank’s Waupaca office. In her new role, she will be responsible for developing new and enhancing existing retail banking relationships in the bank’s Waupaca market. Hayley joins the bank with 22 years of real estate experience including the past 11 years as a mortgage lender. She enjoys building relationships with her customers and is committed to Bank First named one of the “Best Banks to Work For” in 2020 by American Banker for the Third Straight Year Bank First has been named one of the Best Banks to Work For in 2020. The program, which was initiated in 2013 by American Banker and Best Companies Group, identifies, recognizes and honors U.S. banks for outstanding employee satisfaction. making the mortgage process as seamless and stress-free as possible, providing an exceptional lending experience. MARSCHKE VON HADEN Marschke is a member of the Portage County Business Council and a member and former President of the Stevens Point Noon Optimist Club. She lives in Stevens Point with her husband, Landen, who is a proud Army National Guard Veteran. They have three sons who are involved in baseball, basketball, and football. Hayley and her family enjoy traveling and experiencing the outdoors. KYLE VON HADEN has been promoted to Business Banking Officer at Bank First. Kyle joined the bank in 2019 through the merger with Partnership Bank and has over eight years of banking experience specializing in credit analysis and credit administration. Kyle quickly progressed into a key member of the banking team and most recently has been instrumental in helping to facilitate the bank’s participation in the Small Business Administration’s Paycheck Protection Program. In his new role, Kyle will assist new and existing business customers in the Tomah area. Kyle is a volunteer coach for Tomah Youth Basketball and serves on the Board of Directors at Hiawatha Golf Club. He earned his bachelor’s degree in finance from UW – La Crosse and completed the Graduate School of Banking at UW – Madison. Kyle lives in Warrens with his wife, Jessa, and their two daughters. He enjoys spending time with family, golfing, and watching the Wisconsin Badgers. Determining the Best Banks to Work For involves a two-step process. The first step involves an evaluation of participating companies’ workplace policies, practices, and demographics. In the second step, employee surveys are conducted to directly assess the experiences and attitudes of individual employees with respect to their workplace. The combined scores determine the top banks and the final ranking. Changes to the branch network completed CHETEK - On Friday, December 11, 2020, Bank First Corporation completed the sale of liabilities, as well as the physical location, of the bank’s Chetek branch to Charter Bankshares, Inc. (“Charter Bank”). Bank First will maintain assets from this location and will continue to service loan customers. “We are confident we are leaving our Chetek staff members and deposit customers in excellent hands,” stated Molepske. “Charter Bank shares our commitment to support the communities we serve and we wish the Chetek staff, customers, and all at Charter Bank the very best as they continue through this transition. As we are retaining the assets of the Chetek branch, our current loan customers in Chetek can be assured the personalized service to which they have been accustomed will continue with their new relationship managers at Bank First.” “We are thrilled to be recognized for the third straight year as one of the Best Banks to Work For,” states Mike Molepske. “Our remarkable team consistently goes above and beyond to meet the needs of our customers and community members. We believe it is our mission to help our employees grow both personally and professionally, providing programs and resources to encourage their success.” TOMAH - On Monday, January 4, 2021, Bank First consolidated its two Tomah locations into one. The downtown office officially relocated to the former Timberwood Bank office at 110 W. Veterans Street. Since the merger with Timberwood Bank in spring of 2020, the office underwent major renovations to the interior space in order to emulate the contemporary design and efficient use of space similar to other recently constructed and renovated Bank First offices. The exterior of the property will undergo updates this spring. Best Companies Group managed the overall registration and survey process and also analyzed the data and used their expertise to determine the final ranking. Full results of this year’s program are available at www. americanbanker.com. WEYAUWEGA - On Friday, January 29, 2021, Bank First officially consolidated the Weyauwega office with the Waupaca office. The decision to close the Weyauwega branch followed a careful review of the bank’s operations and branch network, factoring in the close proximity of the bank’s newly remodeled Waupaca location, as well as the increased use of online and mobile banking services among its customer base. Find us on Facebook